: PRESS RELEASE :




                   FIRST CHESTER COUNTY CORPORATION ANNOUNCES
        EARNINGS INCREASE OF 18.4% FOR THE SIX MONTHS ENDED JUNE 30, 2000


         (July 13, 2000-West Chester, PA) - Charles E. Swope, Chairman of the Board, President, and CEO of the First National Bank of Chester County, subsidiary of First Chester County Corporation, announced that net income for the six months ended June 30, 2000 was $2.935 million, an increase of 18.4% compared to the six months ended June 30, 1999 net income of $2.479 million. For the quarter ended June 30, 2000 net income increased 8.0% to $1.505 million compared to $1.394 for the quarter ended June 30, 1999. On a per share basis, basic net income per share increased 20.4% to $0.65 from $0.54 for the six month period and 10.0% to $0.33 from $0.30 for the quarter. Mr. Swope also announced an increase in Financial Management Services ("FMS") assets under management and custody of 4.5% to $433.3 million and a 25.0% increase in FMS related revenues to $785.8 compared to the second quarter of 1999. Bank assets on June 30, 2000, were $531.0 million, an increase of $19.1 million or 3.7% compared to $511.9 million at December 31, 1999.

         In April we introduced "FNB Net Cash Manager(copyright)", which allows our business customers to access account information and other services through the Internet. Over 150 business customers have signed up. Our latest Internet offering joins "NetTeller", "BillPay", and "Portfolio Link" in our secure, feature rich on-line banking environment. For more information on these and other First National products or services visit our web site at www.fnbchestercounty.com or call Tony Poluch at (610) 692-1499 or Steve McGann at (610) 738-4769.

         Mr. Swope stated, "our success this quarter can be attributed to many factors including strong growth in our loan portfolio and FMS assets under management and custody. Additionally, we have plans to build four new branches over the next twelve months. We will continue to provide excellent banking and financial services as Your Hometown Bank(registered trademark) and we are committed to remain the largest independent bank headquartered in Chester County."

         First Chester County Corporation has 4,515,418 shares outstanding and is traded in the over-the-counter market under the symbol of "FCEC." For more information, please contact our Shareholder Relations department at (610) 344-2686.

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                FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

                          TWO-YEAR STATISTICAL SUMMARY

(Dollars in thousands, except per share data)

                                                             June 30,
                                                --------------------------------
STATEMENT OF CONDITION                               2000             1999
-------------------                                  ----             ----

     Total Assets                                 $ 530,968        $ 481,857
     Gross Loans                                    378,389          327,554
     Investment Securities                          108,356          117,573
     Deposits                                       461,296          429,219
     Stockholders' Equity                            39,549           39,727


                                                For Three Months Ended June 30,   For Six Months Ended June 30,
                                                -------------------------------   -----------------------------
STATEMENT OF INCOME                                   2000             1999           2000               1999
-------------------                                   ----             ----           ----               ----

     Interest Income                                $ 9,790          $ 8,659        $19,344            $17,016
     Interest Expense                                 4,102            3,557          8,030              7,084
                                                     ------           ------         ------             ------
          Net Interest Income                         5,688            5,102         11,314              9,932

     Provision For Loan Losses                          177              171            467                309
                                                     ------           ------         ------             ------
          Net Interest Income After
               Provision For Loan Losses              5,511            4,931         10,847              9,623

     Non-Interest Income                              1,396            1,402          2,734              2,591
     Non-Interest Expense                             4,857            4,330          9,534              8,648
                                                     ------           ------         ------             ------
          Income Before Taxes                         2,050            2,003          4,047              3,566

     Income Taxes                                       545              609          1,112              1,087
                                                     ------           ------         ------             ------
          Net Income                                $ 1,505          $ 1,394        $ 2,935            $ 2,479
                                                     ======           ======         ======             ======
PER SHARE DATA(1)
--------------

     Net Income Per Share (Basic)                    $ 0.33           $ 0.30        $  0.65            $  0.54
     Net Income Per Share (Diluted)                  $ 0.33           $ 0.30        $  0.64            $  0.53
     Cash Dividends Declared                         $0.125           $0.120        $ 0.250            $ 0.240
     Book Value                                      $ 8.76           $ 8.69        $  8.76            $  8.69
     Basic Weighted Average Shares
          Outstanding                             4,525,496        4,578,491      4,531,447          4,588,633
     Diluted Weighted Average Shares
          Outstanding                             4,543,329        4,631,111      4,551,945          4,648,016